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Exhibit 8.2

[LETTERHEAD OF THOMPSON & KNIGHT L.L.P.]

April 25, 2005

Magnum Hunter Resources, Inc.
600 East Las Colinas Boulevard
Suite 1100
Irving, Texas 75039

  Re:
  Tax Opinion Regarding Merger Among Cimarex Energy Co., Cimarex Nevada Acquisition Co., and Magnum Hunter Resources, Inc.

Ladies and Gentlemen:

        This firm has acted as counsel to Magnum Hunter Resources, Inc. ("MHR"), a Nevada corporation, with respect to certain United States federal income tax matters in connection with: (i) the merger of Cimarex Nevada Acquisition Co. ("Merger Sub"), a Nevada corporation and a wholly-owned subsidiary of Cimarex Energy Co. ("XEC"), a Delaware corporation, with and into MHR, pursuant to the Agreement and Plan of Merger among XEC, Merger Sub and MHR dated January 25, 2005, as amended by Amendment No. 1 and Amendment No. 2 dated February 18, 2005 and April 20, 2005, respectively (the "Merger Agreement"), and (ii) the preparation of the discussion set forth under the caption "Material United States Federal Income Tax Consequences of the Merger" (the "Tax Discussion") in the joint proxy statement/prospectus forming a part of the Registration Statement on Form S-4 (collectively, the "Registration Statement"), originally filed by XEC with the Securities and Exchange Commission (the "Commission") on February 25, 2005 in connection with the Merger (File No. 333-123019). Except as otherwise expressly provided, capitalized terms used in this opinion have the meanings assigned to them in the Merger Agreement.

        As the basis for our opinion, which is described below, we have examined the Merger Agreement, the other agreements referenced in the Merger Agreement (together with the Merger Agreement, the "Agreements"), the Registration Statement and such other documents as we have deemed necessary. In addition to reviewing the above documents, we have: (i) conducted such factual and legal research as we have deemed appropriate; (ii) assumed the validity and accuracy of the documents and corporate records that we have examined, and the facts and representations concerning the Merger that have come to our attention during our engagement; (iii) assumed that the Merger will be consummated in the manner described in the Agreements and the Registration Statement; (iv) assumed that the representations and warranties contained in the Merger Agreement and in the representation letters we received from XEC, Merger Sub and MHR were true, correct and complete when made and will continue to be true, correct and complete as of the Effective Time of the Merger; and (v) assumed that the parties have complied with and, if applicable, will continue to comply with the covenants contained in the Merger Agreement.

        Our opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations, and publicly available administrative interpretations and court decisions, all as in effect as of the date hereof and any of which could change, possibly with retroactive effect.

        Subject to the assumptions, conditions, qualifications and limitations described herein and in the Tax Discussion, we are of the opinion that: (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of XEC, Merger Sub and MHR will be a party to that reorganization within the meaning of Section 368(b) of the Code; (iii) no gain or loss will be recognized by XEC, Merger Sub or MHR as a result of the Merger; (iv) no gain or loss will be recognized by U.S. holders (as defined in the Registration Statement) with respect to shares of MHR common stock that are exchanged solely for XEC common stock in the Merger, except with respect to the amount of cash received instead of fractional shares of XEC common stock by U.S. holders of MHR common stock; (v) no gain or loss should be recognized by U.S. holders with respect to shares of MHR Series A Preferred Stock that are exchanged solely for XEC common stock in the Merger, except with respect to any cash received by any U.S. holders of MHR Series A Preferred Stock that exercise appraisal rights; and (vi) no gain or loss will be recognized by non-U.S. holders (as defined in the Registration Statement) with respect to shares of MHR common stock that are exchanged solely for XEC common stock in the Merger, provided such non-U.S. holders have not held (either directly or indirectly, after the application of the constructive ownership rules of Section 318 of the Code as modified by Section 897(c)(6)(C) of the Code) more than 5% of the outstanding shares of MHR's outstanding common stock at any time during the shorter of (1) the five-year period ending at the Effective Time of the Merger or (2) the period during which such non-U.S. holders held such shares of MHR common stock.

        Furthermore, subject to the assumptions, conditions, qualifications and limitations described herein and in the Tax Discussion, the Tax Discussion constitutes our opinion as to the United States federal income tax consequences of the Merger that are expected to be material to U.S. holders and non-U.S. holders of MHR common stock and MHR Series A Preferred Stock that exchange such stock for XEC common stock in the Merger.

        Our opinion represents our best legal judgment on the specific issues addressed based on the assumptions, conditions, qualifications, limitations and applicable law described above and is not a guarantee. The Internal Revenue Service may take a position contrary to our opinion and, if the matter is litigated, a court could reach a contrary decision. We express our opinion only as to the matters specifically described herein. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes in applicable law or in any information, document, covenant, statement, representation or assumption referenced herein that becomes untrue or incorrect.

        This opinion is furnished to MHR solely for use in connection with the Merger, as described in the Merger Agreement and the Registration Statement, and it is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written consent. In accordance with Item 601(b)(23) of Regulation S-K under the Securities Act of 1933, as amended, we hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and the use of our name in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 and Section 11 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Sincerely,
THOMPSON & KNIGHT L.L.P.
/s/ THOMPSON & KNIGHT L.L.P.

RDW:tdk

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  Exhibit 8.2